EXHIBIT 5.1




February 7, 2003


Board of Directors
Interactive Motorsports Entertainment Corp.
5624 West 73rd Street
Indianapolis, IN 46278

Gentlemen:

     We have acted as special counsel to Interactive Motorsports and Entertainment Corp., an Indiana corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering up to 150,000 shares of the Company's Common Stock, $0.0001 par value per share (the "Shares"), available for issuance pursuant to the Consultant Compensation Agreement between the Company and Tony Stewart (the "Agreement").

     Based on our review of the Articles of Incorporation of the Company, the Code of By-Laws of the Company, the Agreement and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for pursuant to the Agreement, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,

                                   /s/ Leagre Chandler & Millard LLP

                                   LEAGRE CHANDLER & MILLARD LLP